Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

INTERMEDIA OUTDOOR HOLDINGS, INC.

InterMedia Outdoor Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

A. The present name of the Corporation is InterMedia Outdoor Holdings, Inc.; and the date of filing the original Certificate of Incorporation with the Secretary of State of the State of Delaware is November 13th, 2012.

B. Pursuant to the Agreement and Plan of Merger, dated November 14, 2012, by and among the Corporation, Outdoor Merger Sub, LLC, Outdoor Merger Corp., Outdoor Channel Holdings, Inc. and InterMedia Outdoors Holdings, LLC, this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation, as now in effect.

C. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Code of the State of Delaware.

D. The Certificate of Incorporation of the Corporation, as amended hereby, shall, upon effectiveness hereof read in its entirety as follows:

Amended and Restated Certificate of Incorporation

of

InterMedia Outdoor Holdings, Inc.

1. Name. The name of the corporation is InterMedia Outdoor Holdings, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Corporation.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is (A): 110,000,000 shares, divided into 100,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (B) 10,000,000 shares of Preferred Stock, with the par value of

$0.001 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2 The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

4.3 Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.4 Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.5 Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

5. Board of Directors.

5.1 Number of Directors.

5.1.1 The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to Article 4 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than six nor more than fifteen, with the then-authorized number of directors being fixed from time to time by the Board.

5.1.2 During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article 4, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the terms of the Board’s designation, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

5.2 Staggered Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article 4 (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article. Commencing with the first annual meeting of stockholders following the effectiveness of this Article, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

5.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

5.4 Removal of Directors for Cause. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article 4, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

6. Limitation of Liability.

6.1 To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

6.2 Any amendment or repeal of Section 6.1 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7. Indemnification.

7.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

7.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

7.3 Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

7.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.7 Specified Directors. The Corporation hereby acknowledges that some of its directors (the “Specified Directors”) may have certain rights to indemnification and advancement of expenses provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Corporation hereby agrees and acknowledges (i) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Certificate of Incorporation (or any other agreement between the Corporation and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Corporation.

7.8 Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8. Conflicts of Interest. The stockholders, their affiliates and the directors elected or appointed to the Board by the stockholders (other than the Chief Executive Officer, who may also serve as a director): (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their affiliates and the directors elected or appointed to the Board by the stockholders may encounter business opportunities that the Corporation or the stockholders may desire to pursue. The stockholders, their affiliates and the directors elected or appointed by the stockholders (other than the Chief Executive Officer, who may also serve as a director) to the Board shall have no obligation to the Corporation, the stockholders or to any other person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other persons, other than such opportunities specifically presented to any such stockholder or Director for the Corporation’s benefit in his or her capacity as a stockholder or director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Corporation, the Corporation hereby waives any and all claims and causes of action that the Corporation believes that it may have for such activities and hereby renounces any expectancy in any such corporate opportunity.

9. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal By-laws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any By-laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended and Restated Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders to adopt new By-laws or to alter, amend or repeal the By-laws.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-laws and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law, this Amended and Restated Certificate of Incorporation or the By-laws, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Article 5, Article 6, Article 7, Article 8 and this Article 10 of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: November 13, 2012

INTERMEDIA OUTDOOR HOLDINGS, INC.

By:	/s/ INTERMEDIA OUTDOOR HOLDINGS, INC.
Name:
Title:

8